Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Prospectuses and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 55 to the registration statement on Form N-1A (the "Registration Statement") of our report dated June 18, 2003, relating to the financial statements and financial highlights appearing in the May 31, 2003 Annual Reports to Shareholders of T. Rowe Price New Income Fund, Inc., which are incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectuses and under the heading "Independent Auditors" in the Statement of Additional Information.

/s/PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Baltimore, MD

September 24, 2003